THIS DOCUMENT CONSTITUTES PART OF A
                  PROSPECTUS COVERING SECURITIES THAT HAVE BEEN
                   REGISTERED UNDER THE SECURITIES ACT OF 1993


                           ANIXTER INTERNATIONAL INC.

                Enhanced Management Incentive Plan for 2001-2002



         1. Purpose and Effective Date. Anixter International Inc. and its subsidiary Anixter Inc. (together and individually, the "Company") have established a Management Incentive Plan pursuant to the approval of the Company's stockholders at their meeting on May 25, 2000. The annual incentive bonus opportunity being provided by the Management Incentive Plan (the "Regular Plan") is being enhanced for the fiscal 2001 and 2002 Bonus Years for certain key participants in the Management Incentive Plan as provided in this Enhanced Management Incentive Plan for 2001-2002 (the "Enhanced Plan"). The effective date of the Enhanced Plan shall be the first day of the 2001 Bonus Year.

         2. Administration. The Enhanced Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company's Board of Directors or such other Board committee as the Board may designate (the "Committee"). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Enhanced Plan, and the Committee's interpretations of the Enhanced Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Enhanced Plan.

         3. Participation. The Participants of the Company listed on The attached exhibit who are notified in writing of their participation in the Enhanced Plan and any additional Participants added to The attached exhibit by the President and notified in writing of their participation in the Enhanced Plan are the "Participants" in the Enhanced Plan.

4. Enhanced Incentive Opportunity. The annual incentive bonus opportunity of each Participant under the Regular Plan shall be divided into two equal portions. One portion shall continue to be governed by the provisions of the Regular Plan and the payout matrices established from time to time pursuant to that plan. This portion of the annual incentive bonus shall not be affected by the Enhanced Plan. The other portion shall be eliminated from the annual incentive bonus provided by the Regular Plan. This eliminated portion of the regular annual incentive bonus, the "Fifty Percent of Regular Annual Bonus Opportunity," shall be governed solely by the Enhanced Plan. An additional annual incentive bonus opportunity as specified for each Participant in The attached exhibit, the "Additional Bonus Opportunity," shall also be governed solely by the Enhanced Plan. Together the Fifty Percent of Regular Annual Bonus Opportunity and the Additional Bonus Opportunity shall be the Enhanced Incentive Opportunity and the product of the dollar amount equal to the Enhanced Incentive Opportunity times the percentage of this opportunity deemed earned by the Participant in accordance with paragraph 5 shall be the Earned Enhanced Incentive.

         5. Earned Enhanced Incentive. How much, if any, of the Enhanced Incentive Opportunity is earned is dependent on the Company's operating earnings before non-recurring items for each Bonus Year ("Earnings"). The determination of Earnings by the Committee shall be final and conclusive. In making this determination the Committee shall not be bound by technical accounting rules or how the Company chooses to report its Earnings. The payout grid for the Enhanced Incentive is as follows:

                            Earnings for                      Earnings for
                           Bonus Year 2001                   Bonus Year 2002
                           ---------------                   ---------------


Threshold--50% earned       90% of Target                     90% of Target

Target--100% earned        115% of 2000 Earnings             115% of 2001 Target
Maximum--150% earned       110% of Target                    110% of Target

None of the Enhanced Incentive Opportunity will be earned for Earnings below the Threshold. The percentage of the Enhanced Incentive Opportunity earned for Earnings between the Threshold and the Maximum shall be determined by interpolation. Earnings above the Maximum shall not affect the Enhanced Incentive Opportunity.

         6. Payment of Earned Enhanced Incentive. The Earned Enhanced Incentive shall be paid solely in Stock Units of the Company. The number of Stock Units shall be determined as follows: First, a value for a Stock Unit shall be determined by averaging the closing prices of the Company's common stock ("Share" or "Shares") for each trading day during the Bonus Year ("Per Share Value"). The Committee will in its sole judgment adjust this calculation as the Committee determines to be appropriate for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, or any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary dividend. No adjustment shall be made for the purchase of Shares by the Company. Second, 110% of the Earned Enhanced Incentive that is attributable to Fifty Percent of Regular Bonus and 100% of the Earned Enhanced Incentive that is attributable to Additional Bonus Opportunity shall be added together to determine "Total Initial Value of Stock Units." Third, the Total Initial Value of Stock Units shall be divided by the Per Share Value to determine the number of Stock Units to be awarded to Participant for the Enhanced Incentive Opportunity for the Bonus Year. Fractional Stock Units shall be rounded up or down to the nearest whole Stock Unit.

         7. Vesting of Stock Units. One third of the Stock Units shall vest on each anniversary of the Date of Grant beginning with the second anniversary of the Date of Grant. The Date of Grant shall be the first business day in January following the Bonus Year for which the Stock Units were earned. All of the Stock Units will vest upon the death or permanent total disability of Participant or upon any Change of Control of the Company. A "Change of Control of the Company" shall occur if (a) substantially all the assets of the Company are sold to a Third Party or a Third Party becomes the Beneficial Owner of the greater of (I) 25%, or (ii) the percentage owned by Sam Zell and his affiliates, of the Company's securities that vote for the election of directors or (b) a majority of the Board of Directors of the Company were not nominated for election by the Board of Directors. A "Third Party" is any Person, other than Samuel Zell or his Affiliates and other than Anixter International Inc. or its subsidiaries. "Person," "Affiliates," and "Beneficial Owner" shall be defined as those terms are defined pursuant to the Securities Exchange Act of 1934, as amended. If at a time Stock Units are not vested (i) Participant's employment with Company is terminated by Company for good cause or by Participant voluntarily or (ii) any transfer of unvested Stock Units shall be made without the written consent of the Company, the unvested Stock Units shall be null and void.

         8. Conversion of Vested Stock Units. Each vested Stock Unit shall convert to one Share at the time selected by each Participant in accordance with the procedures established by the Company or upon any Change of Control of the Company. If no time for conversion is so selected by a Participant, such Stock Units shall convert to Shares upon vesting. The number of Shares into which a Stock Unit converts shall be appropriately adjusted for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, or any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary dividend. No adjustment shall be made for the purchase of Shares by the Company.

         9. Employment. The Enhanced Plan is not a contract of employment. If the employment of a Participant shall terminate for any reason during a Bonus Year, the Participant shall have no right to any Enhanced Incentive Opportunity for that or, if applicable, the subsequent Bonus Year. A Participant whose employment terminates during a Bonus Year shall be treated as if he was not a Participant in Enhanced Plan at any time during the Bonus Year and that Participant's entire annual incentive bonus opportunity, it any, for that Bonus Year will be governed by the Regular Plan.

         10. Impact on Other Plans. The value of any portion of an Earned Enhanced Incentive shall not be considered in determining (a) a Participant's pension benefit under any of the Company's retirement plans or (b) the amount that a Participant can contribute to any savings plan maintained by the Company. However, if a Participant is participating in a defined benefit pension plan that provides for a pension that is affected by the amount of annual incentive bonus earned by the Participant under the Regular Plan, the amount of annual incentive bonus earned by that Participant under the Regular Plan for that Bonus Year will be treated, to the extent permitted by law, for purposes of that pension plan as if it were twice that amount.

     11. Withholding Taxes. As a condition to the conversion of the Stock Units, the Participant shall make such arrangements as the Company may require for the satisfaction of any Federal, state or local tax withholding obligations that may arise in connection with such conversion.

         12. Amendment of the Enhanced Plan. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Enhanced Plan or the terms of any grant in any respect whatsoever. No such amendment shall affect rights in Stock Units earned prior to the amendment or shall reduce the total annual incentive bonus opportunity for that Bonus year below the opportunity the Participant would have had for that Bonus Year if he or she had not been Participant or, if a Change of Control has occurred, shall reduce any Participant's Enhanced Incentive Opportunity for the Bonus Year in which such amendment is made.

         Executed as of the Effective Date.

         Anixter International Inc.
         by  James_E._Knox
               James E. Knox
                its Senior Vice President--Law